Exhibit 10.2

Date:                  October 8, 2008

To:                      Maury Austin

From:                  John Bourgoin and Ken Coleman

This is to confirm that MIPS is enhancing your fiscal year 2009 Performance-Based Bonus Plan for Executives to include a guarantee of a bonus “floor” of 20% of your salary to be paid at the normal time for bonus payouts and subject to your being employed by the company at the time of payout, typically in August after the completion of the fiscal year.